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                                                                   EXHIBIT 10.31

      Amendment to Equity Award Plan for Employees, Officers and Directors

      Section 2. Stock Subject to the Plan of the Company's Equity Award Plan for Employees, Officers and Directors shall be amended such that, Paragraph 1 of said section shall read in its entirety as follows:

      Section 2. Stock Subject to the Plan.

      Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares available for grants of Awards under the Plan is 454,676 Shares. The maximum aggregate number of Incentive Stock Options that may be issued under the Plan is 454,676. The Shares subject to an Award under the Plan may be authorized but unissued, or reacquired Common Stock or treasury shares. Except as otherwise provided in Section 14 of the Plan, during the period from January 18 to February 28, 2005, no Participant may be granted Awards of more than 130,000 Shares; and thereafter, no Participant may be granted Awards of more than 65,000 Shares in any calendar year or Awards which would result in the receipt by such Participant of more than 65,000 Shares in any calendar year. In determining the number of Shares with respect to which a Participant may be granted an Award in any calendar year, any Award which is cancelled shall count against the maximum number of Shares for which an Award may be granted to a Participant.